                                                                EXHIBIT 3
                                                                ---------

                          REGAN & ASSOCIATES, INC.
                                15 Park Row
                         New York, New York  10038



                                July 1, 1997

`The Hydron Technologies Inc.
Shareholders Committee'
(a.k.a. The "13D Group")
c/o Richard Banakus
82 Verissimo Drive
Novato, California  94947

Dear Client:

    This letter will constitute the "Fight" contract under which `The Hydron Technologies Inc. Shareholders Committee' (a.k.a. The "13D Group") will engage Regan & Associates, Inc. to act as its proxy solicitor in the event that it commences an Opposition Solicitation of Hydron Technologies, Inc.'s shareholders for the Annual Meeting tentatively scheduled to be held on August 20, 1997.

    For a "Fight" Solicitation & Delivery Fee of $20,000.00, we will perform the following:

    *    ANY AND ALL SHAREHOLDER RELATED CONSULTING NECESSARY TO
         SAFELY SECURE THE REQUIRED VOTE(S) including assistance in preparing proxy/solicitation materials, follow-up mailings, communicator guides, ETC...

    *    THE FULFILLMENT OF YOUR BROKER/BANK NOTIFICATION
         REQUIREMENTS via a posted "Search Letter" and the subsequent creation of your Street Distribution Schedule.

    * THE actual DELIVERY OF YOUR PROXY MATERIALS (including ALL `follow-up' mailings) by hand, post or air freight TO EVERY BROKER AND BANK THAT HOLDS HTEC SHARES worldwide.

    * THE IDENTIFICATION OF ALL BENEFICIAL OWNERS BEHIND STREET NAME DEPOSITORY POSITIONS (INCLUDING OBOS) ON AN AS NEEDED BASIS.

    * THE actual SOLICITATION, COLLECTION AND TABULATION OF ALL BROKER/BANK PROXIES as well as proxies from registered stockholders on an as needed basis.

    * THE AUDITING AND PAYING OF ALL BROKER/BANK INVOICES for a $4.00 per check charge plus the stamp to mail it. (PLEASE
         NOTE: THIS IS AN OPTIONAL SERVICE AND NOT A RETAINER
         REQUIREMENT BY ANY MEANS).

    IT IS UNDERSTOOD THAT OUR "FIGHT" SOLICITATION AND DELIVERY FEE WILL BE REDUCED BY 50% TO $10,000.00 IF THE "13D GROUP" FAILS TO

ELECT ALL OF THE COMMITTEE'S OPPOSITION NOMINEES TO HTEC's BOARD AT THE ANNUAL MEETING AND THAT OUR EXPENSES, EXCLUDING ANY `RECORD' MAILINGS' FEES AND EXPENSES, WILL NOT EXCEED $15,000.00.

    IF THE CURRENT MANAGEMENT OF HTEC AGREES TO STEP ASIDE PRIOR TO ANY OPPOSITION PROXY SOLICITATION COMMENCING, THE "13D GROUP" WILL THEN ONLY BE RESPONSIBLE FOR A $7,500.00 "CONSULTING" FEE (INSTEAD OF THE $20,000.00 "FIGHT" FEE DISCLOSED ABOVE) PLUS ALL REASONABLE OUT-OF-POCKET EXPENSES ALREADY INCURRED.

    PLEASE CHOOSE ONE OF THE FOLLOWING OPTIONS:

(   )    We will provide a broker/banker billing service through
         which we will act as your paying agent after reviewing all invoices submitted in terms of quantity, rate accuracy and legitimacy. This service is available for a $4.00 per check charge plus expended postage.

(   )    We will NOT act as your paying agent for broker/bank
         invoices. We will instruct the brokers and banks via the search process to whom their invoices should be submitted and forward any that come into our possession to that same party.

    Regan & Associates will also be available to fulfill each proxy mailing to all shareholders `of record' (i.e. registered shareholders) for a separate per Mailing Fee of $1,500.00 plus expended postage.

    A single, initial invoice for $5,000.00 is payable upon the signing of this agreement. This amount represents a first advance against our appropriate fees and expenses. Our "Fight" Solicitation and Delivery Fee together with an adjustment for our out-of-pocket expenses and advances, will be included on our Final Invoice after your Opposition Solicitation has concluded.

    You also agree to indemnify us to the fullest extent permitted by appropriate law against any loss or expense (including reasonable legal fees) arising from or in connection with the performance of our duties described herein with the exception of that which is a result of our negligence or willful misconduct.

    If this contract is acceptable to you, please sign and return one of the copies to us.

                                       Yours very truly,


`THE HYDRON TECHNOLOGIES INC.
SHAREHOLDERS COMMITTEE'
(A.K.A. THE "13D GROUP")               Regan & Associates, Inc.


Name:   /s/ Richard Banakus            Name:   /s/ Artie Regan
     ---------------------------       -------------------------------

Title:                                 Title:  President
     ---------------------------       -------------------------------


                            Page 30 of 30